UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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OAK STREET HEALTH, INC.

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Dear Fellow Shareholders,

We are pleased to invite you to attend our first Annual Meeting of Shareholders of Oak Street Health, Inc. (“Oak Street”, the “Company”, “we” or “us”) to be held on May 5, 2021 at 8:30 am (CT). This year’s Annual Meeting will be conducted virtually, via live audio webcast. Protecting the health and well-being of the attendees (employees, shareholders and the general public) is our top priority. In light of the recommendations issued by the CDC against public gatherings due to COVID-19, we think a virtual only meeting for this year is advisable. You will be able to attend the meeting online and submit questions during the meeting by visiting www.proxydocs.com/OSH. You will be able to vote your shares electronically during the meeting by logging in using the 16-digit control number included in your Notice of Internet Availability of the proxy materials, on your proxy card or on the voting instructions form accompanying these proxy materials.

The accompanying proxy statement provides information about the matters we will ask you to consider at the Annual Meeting, which are:

1.

to elect four nominees identified in the accompanying proxy statement to serve as directors, as recommended by the Nominating and Corporate Governance Committee of the Board of Directors of Oak Street (the “Board”);

2.	to approve, by an advisory vote, to retain the classified structure of the Board;

3.	to approve, by an advisory vote, to retain the supermajority voting standards in the Oak Street Amended and Restated Certificate of Incorporation and the Oak Street Amended and Restated Bylaws;

4.	to ratify an award of restricted stock units to director Kim Keck;

5.	to ratify the appointment of Ernst & Young LLP as Oak Street’s independent registered public accounting firm for the year ending December 31, 2021; and

6.	to transact other business as may properly come before the meeting or any adjournment of the meeting.

In order to participate in the Annual Meeting virtually via the Internet, please visit www.proxydocs.com/OSH. In order to attend you must register in advance at www.proxydocs.com/OSH prior to the deadline of May 3, 2021 at 5:00 pm (Eastern Time). Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and to submit questions during the meeting. You will not be allowed to attend the Annual Meeting in person.

We will provide access to our proxy materials via the Internet at www.proxydocs.com/OSH rather than in hard copy. We will mail a notice containing instructions on how to access this proxy statement and our annual report on or about March 26, 2021 to all shareholders entitled to vote at the Annual Meeting. Shareholders who prefer a paper copy of the proxy materials may request one on or before April 23, 2021 by following the instructions provided in the notice we will send.

Our Board has set the record date as March 11, 2021. Only shareholders that owned Oak Street common stock at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment of the meeting. A list of Oak Street’s shareholders of record will be available at our corporate headquarters and principal executive offices located at 30 W. Monroe Street, Suite 1200, Chicago, Illinois 60603.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the proxy card. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend online.

Sincerely,

Mike Pykosz

Chief Executive Officer

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

The 2021 annual meeting of shareholders of OAK STREET HEALTH, INC. will be held via the Internet at www.proxydocs.com/OSH on May 5, 2021 at 8:30 am (CT) for the following purposes:

1.	to elect four nominees identified in the accompanying proxy statement to serve as directors, as recommended by the Nominating and Corporate Governance Committee of the Board;

2.	to approve, by an advisory vote, to retain the classified structure of the Board;

3.	to approve, by an advisory vote, to retain the supermajority voting standards in the Oak Street Amended and Restated Certificate of Incorporation and the Oak Street Amended and Restated Bylaws;

4.	to ratify an award of restricted stock units to director Kim Keck;

5.	to ratify the appointment of Ernst & Young LLP as Oak Street’s independent registered public accounting firm for the year ending December 31, 2021; and

6.	to transact other business as may properly come before the meeting or any adjournment of the meeting.

A list of shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 5, 2021, at 30 W. Monroe Street, Suite 1200, Chicago, Illinois 60603.

By Order of the Board of Directors

ROBERT GUENTHNER

Chief Legal Officer and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2021

The notice of annual meeting, the proxy statement and our fiscal year 2020 annual report are available on our website at https://investors.oakstreethealth.com/. Additionally, in accordance with the SEC rules, you may access our proxy materials at www.proxydocs.com/OSH.

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q: Why did I receive these materials?

The Board of Oak Street is soliciting your proxy to vote at our 2021 Annual Meeting of Shareholders (or at any postponement or adjournment of the meeting). Shareholders who own shares of our common stock as of the Record Date, March 11, 2021, are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about Oak Street.

Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to our shareholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.

Householding. The SEC’s rules permit us to print an individual’s multiple accounts on a single notice or set of annual meeting materials. To take advantage of this opportunity, we have summarized on one notice or set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted shareholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any shareholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or annual meeting materials, please visit www.investorelections.com/OSH or contact Mediant, Inc. at (866) 648-8133 or paper@investorelections.com. A number of brokerage firms have instituted householding. They will have their own procedures for shareholders who wish to receive individual copies of the proxy materials.

Q: Who will be entitled to vote?

Shareholders who own shares of our common stock as of the Record Date, March 11, 2021, are entitled to vote at the Annual Meeting. As of the Record Date, Oak Street had approximately                      million shares of common stock outstanding. Holders of shares of common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.

Q: What will I be voting on?

You will be voting on:

1.	the election of four Class I directors to serve on the Board until the 2024 Annual Meeting and until their successors are duly elected and qualified;

2.	the approval, by an advisory vote, of the retention of the classified structure of the Board;

3.

the approval, by an advisory vote, of the retention of the supermajority voting standards in the Oak Street Amended and Restated Certificate of Incorporation and the Oak Street Amended and Restated Bylaws;

4.	the ratification of an award of restricted stock units to director Kim Keck;

5.	the ratification of the appointment of Ernst & Young LLP as Oak Street’s independent registered public accounting firm for the year ending December 31, 2021; and

6.	any other business as may properly come before the meeting or any adjournment of the meeting.

Q: How does the Board recommend I vote on these matters?

The Board recommends you vote:

1.	FOR the election of Robbert Vorhoff, Srdjan Vukovic, Mike Pykosz and Carl Daley as Class I directors;

2.	FOR the approval, by an advisory vote, of the retention of our classified Board structure;

3.

FOR the approval, by an advisory vote, of the retention of the supermajority voting standards in the Oak Street Amended and Restated Certificate of Incorporation and the Oak Street Amended and Restated Bylaws;

4.	FOR the ratification of an award of restricted stock units to director Kim Keck; and

5.	FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2021.

Q: How can I attend the Annual Meeting?

The Annual Meeting is being held as a virtual only meeting this year. If you are a stockholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at www.proxydocs.com/OSH and providing your control number. This number is included in the Notice or on your proxy card.

If you are a stockholder holding your shares in “street name” as of the Record Date, you may gain access to the meeting by following the instructions in the voting instruction card provided by your broker, bank or other nominee. You may not vote your shares via the Internet at the Annual Meeting unless you receive a valid proxy from your brokerage firm, bank, broker-dealer or other nominee holder. If you were not a stockholder as of the Record Date, you may still listen to the Annual Meeting, but will not be able to ask questions or vote at the meeting.

If you have questions, you may type them into the dialog box provided at any point during the meeting (until the floor is closed to questions). The audio broadcast of the Annual Meeting will be archived at www.proxydocs.com/OSH for at least one year.

Q: Why is the Annual Meeting virtual only?

In light of the environment surrounding the coronavirus, or COVID-19, this year’s Annual Meeting will be conducted virtually, via live audio webcast. Protecting the health and well-being of the attendees (employees, shareholders and the general public) is our top priority. In light of the recommendations issued by the CDC against public gatherings due to COVID-19, we think a virtual only meeting for this year is advisable.

Q: How do I cast my vote?

Beneficial Shareholders. If you hold your shares through a broker, trustee or other nominee, you are a beneficial shareholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial shareholder.

Registered Stockholders. If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote even if you have already voted by proxy.

•

TO VOTE DURING THE ANNUAL MEETING: To vote during the live webcast of the Annual Meeting, you must first register at www.proxydocs.com/OSH. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Annual Meeting and to submit questions during the meeting. Please be sure to follow the instructions found on your proxy card and/or voting authorization form and subsequent instructions that will be delivered to you via email. Stockholders will be able to attend the Annual Meeting platform beginning at 8:15 a.m. (Central Time) on May 5, 2021 pursuant to the unique access instructions they receive following their registration at www.proxydocs.com/OSH.

•	TO VOTE BY PHONE: To vote by telephone, dial toll-free 866-892-1716 using any touch-tone telephone and follow the recorded instructions.

•	TO VOTE BY INTERNET: To vote through the Internet, you may complete an electronic proxy card and www.proxypush.com/OSH.

Proxies submitted via the Internet or by telephone must be received by 11:59 p.m. (EDT) on May 4, 2021.

Q: Can I access the proxy materials electronically?

Yes. Your notice, proxy card or voting instruction card will contain instructions on how to:

1.	view our proxy materials for the Annual Meeting on the Internet; and

2.	instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available at www.proxydocs.com/OSH and our proxy materials will be available during the voting period starting on                     , 2021.

Instead of receiving future copies of our proxy statement and annual reports by mail, shareholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Your election to receive future proxy materials by email will remain in effect until you revoke it.

Q: How may I change or revoke my proxy?

Beneficial Shareholders. Beneficial shareholders should contact their broker, trustee or nominee for instructions on how to change their proxy vote.

Registered Shareholders. Registered shareholders may change a properly executed proxy at any time before its exercise by:

1.	delivering written notice of revocation to the Chief Legal Officer and Secretary at our principal executive offices at 30 W. Monroe Street, Suite 1200, Chicago, Illinois 60603;

2.	submitting another proxy that is dated later than the original proxy (including a proxy via telephone or Internet); or

3.	voting via the Internet at the Annual Meeting.

Q: What is the voting requirement to approve each of the proposals, and how are the votes counted?

PROPOSAL 1 – ELECTION OF DIRECTORS

A plurality of the votes cast by the shares of common stock present or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the four nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will not impact the election of the nominees.

ALL OTHER PROPOSALS

The affirmative vote of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote thereon is required to approve all other items. Abstentions will be counted as present and entitled to vote on the proposals and will therefore have the effect of a negative vote. We do not expect there to be any broker non-votes with respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021.

Q: When will the results of the vote be announced?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Q: What is the deadline for submitting a shareholder proposal or director nomination for the 2021 Annual Meeting?

Shareholder proposals pursuant to SEC Rule 14a-8 for inclusion in Oak Street’s proxy statement and form of proxy for the Oak Street’s 2022 annual meeting of shareholders, to be held in 2022, must be received by Oak Street at our principal executive offices at 30 W. Monroe Street, Suite 1200, Chicago, Illinois 60603 no later than the close of business on November 26, 2021. Shareholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2022 (but not include it in Oak Street’s proxy materials) must provide written notice of such proposal to the Chief Legal Officer and Secretary at Oak Street’s principal executive offices no later than the close of business on February 4, 2022 and not earlier than the close of business on January 5, 2022, assuming Oak Street does not change the date of the 2022 annual meeting of shareholders by more than 30 days before or after the anniversary of the 2021 Annual Meeting. If so, Oak Street will release an updated time frame for shareholder proposals. Any shareholder proposal or director nomination must comply with the other provisions of Oak Street’s Amended and Restated Bylaws and be submitted in writing to the Secretary at Oak Street’s principal executive offices.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our Board, which is composed of twelve directors. Our certificate of incorporation (our “Certificate”) provides that the authorized number of directors may be changed only by resolution of our Board. Our certificate also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.

The following table sets forth the director class, name, age as of March 11, 2021, and other information for each member of our Board:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Mike Pykosz	I	39	Chairman, Chief Executive Officer and Director	2012	2021	2024
Carl Daley	I	47	Director	2019	2021	2024
Robbert Vorhoff	I	42	Lead Director	2015	2021	2024
Srdjan Vukovic	I	38	Director	2015	2021	2024
Dr. Mohit Kaushal	II	42	Director	2018	2022
Kim Keck	II	56	Director	2020	2022
Paul Kusserow	II	59	Director	2018	2022
Dr. Griffin Myers	II	39	Chief Medical Officer and Director	2012	2022
Dr. Regina Benjamin	III	64	Director	2020	2023
Cheryl Dorsey	III	57	Director	2020	2023
Julie Klapstein	III	66	Director	2020	2023
Geoffrey Price	III	39	Chief Operating Officer and Director	2012	2023

We believe that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our shareholders, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, strategy and strategic planning. Additionally, we desire that the Board have specific knowledge related to our industry, such as expertise in software and technology.

The Nominating and Corporate Governance Committee believes that all directors must, at a minimum, meet the criteria set forth in the Company’s Code of Conduct and the Corporate Governance Guidelines, which specify, among other things, that the Nominating and Corporate Governance Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Nominating and Corporate Governance Committee considers a nominee’s differences in gender, ethnicity, tenure, skills and experience. The Nominating and Corporate Governance Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While the Nominating and Corporate Governance Committee carefully considers diversity when determining Board composition, it has not established a separate formal policy regarding diversity. The Nominating and Corporate Governance Committee also will consider a combination of factors for each director, including (a) the nominee’s ability to represent all stockholders without a conflict of interest, (b) the nominee’s ability to work in and promote a productive environment, (c) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director, (d) whether the nominee has demonstrated the high level of character, ethics and integrity expected by the Company, (e) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company, (f) the nominee’s ability to apply sound and independent business judgment and (g) the diverse attributes of the nominee, such as differences in background, qualifications and personal characteristics.

The Nominating and Corporate Governance Committee has determined that all of our directors meet the criteria and qualifications for our Board set forth in the Company’s Code of Conduct, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our shareholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and social realities of the environment in which we operate, the independence and high performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors.Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for Oak Street and its shareholders, and guide the long-term sustainable, dependable performance of Oak Street.

Subject to any earlier resignation or removal in accordance with the terms of our certificate, bylaws, Sponsor Director Nomination Agreement (as defined and discussed below) with General Atlantic LLC (collectively, “General Atlantic”) and Newlight Harbour Point SPV, LLC (“Newlight” and, together with General Atlantic, our “Lead Sponsors”) and Humana Director Nomination Agreement (as defined and discussed below) with Humana Inc. (“Humana”), our Class I directors will serve until this first Annual Meeting of shareholders, our Class II directors will serve until the second annual meeting of shareholders, and our Class III directors will serve until the third annual meeting of shareholders. In addition, our certificate of incorporation provides that directors may be removed with or without cause upon the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon; provided, however, that at any time when the Lead Sponsors beneficially own, in the aggregate, less than 40% of our common stock then outstanding, all directors, including those nominated by a Lead Sponsor, may be removed only for cause upon the affirmative vote of at least 66 2⁄3% of the voting power of our outstanding shares of stock entitled to vote thereon.

In addition, at any time when a Lead Sponsor has the right to designate at least one nominee for election to our Board, such Lead Sponsors will also have the right to have one of their nominated directors hold one seat on each Board committee, subject to satisfying any applicable stock exchange rules or regulations regarding the independence of Board committee members. The listing standards of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

The Sponsor Director Nomination Agreement provides that so long as General Atlantic has the right to nominate at least one director and any such nominee is serving on our Board, General Atlantic may designate one director who shall have the tie-breaking vote (the “Tie-Breaking Director”) if the Board is deadlocked on any matter requiring the approval of the Board. Robbert Vorhoff is currently the Tie-Breaking Director.

Director Nomination Agreements

In connection with our initial public offering (the “IPO”), we entered into a Director Nomination Agreement with the Lead Sponsors (the “Sponsor Director Nomination Agreement”) and with Humana (the “Humana Director Nomination Agreement” and, together with the Sponsor Director Nominations Agreement, the “Director Nomination Agreements”) that provides each the right to designate nominees for election to our Board. The Lead

Sponsors and Humana may also assign their designation rights under the Director Nomination Agreements to an affiliate.

The Sponsor Director Nomination Agreement provides each Lead Sponsor the right to designate: (i) three of the nominees for election to our Board for so long as such Lead Sponsor beneficially owns at least 20% of our common stock then outstanding; (ii) two of the nominees for election to our Board for so long as such Lead Sponsor beneficially owns less than 20% but at least 10% of our common stock then outstanding; and (iii) one of the nominees for election to our Board for so long as such Lead Sponsor beneficially owns less than 10% but at least 5% of our common stock then outstanding. The Humana Director Nomination Agreement provides Humana the right to designate: (i) one of the nominees for election to our Board for so long as Humana beneficially owns at least 5% of our common stock then outstanding; and (ii) in the event that, at any time prior to Humana owning less than 5% of our common stock then outstanding, Humana beneficially owns more than 30% of the shares of our common stock then outstanding, two of the nominees for election to our Board for so long as Humana beneficially owns more than 30% of the shares of our common stock then outstanding. In each case, the Lead Sponsors’ and Humana’s nominees must comply with applicable law and stock exchange rules. The Lead Sponsors agreed in the Sponsor Director Nomination Agreement to vote any shares of our common stock and any other securities held by them in favor of the election to our Board of the directors so designated. At any time when a Lead Sponsor has the right to designate at least one nominee for election to our Board, such Lead Sponsors will also have the right to have one of their nominated directors hold one seat on each Board committee, subject to satisfying any applicable stock exchange rules or regulations regarding the independence of Board committee members. In addition, the Lead Sponsors and Humana shall be entitled to designate the replacement for any of their board designees whose board service terminates prior to the end of the director’s term regardless of the applicable Lead Sponsor’s or Humana’s beneficial ownership at such time. The Sponsor Director Nomination Agreement prohibits us from increasing or decreasing the size of our Board without the prior written consent of the Lead Sponsors. In addition, the Sponsor Director Nomination Agreement provides that so long as General Atlantic has the right to nominate at least one director and any such nominee is serving on our Board, General Atlantic may designate one director as Lead Director who shall have the tie-breaking vote if the Board is deadlocked on any matter requiring the approval of the Board. The Director Nomination Agreements will terminate at such time as each Lead Sponsor or Humana, as applicable, owns less than 5% of our outstanding common stock.

The members of our Board nominated by General Atlantic are Robbert Vorhoff, Paul Kusserow and Julie Klapstein, the members of our Board nominated by Newlight are Srdjan Vukovic, Cheryl Dorsey and Dr. Regina Benjamin and the member of our Board nominated by Humana is Carl Daley.

Shareholder Recommendations for Director Nominees

The Nominating and Corporate Governance Committee will consider shareholder nominations for membership on the Board. For the 2022 Annual Meeting, nominations may be submitted to Oak Street Health, Inc., 30 W. Monroe Street, Suite 1200, Chicago, Illinois 60603, Attn: Chief Legal Officer and Secretary, and such nominations will then be forwarded to the Chairman of the Nominating and Corporate Governance Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on February 4, 2022 and not earlier than the close of business on January 5, 2022. Recommendations must also include certain other procedural requirements as specified in our bylaws.

When filling a vacancy on the Board, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Nominating and Corporate Governance Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates are then evaluated based on the process outlined in our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee charter, and the same process is used for all candidates, including candidates recommended by shareholders.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Mike Pykosz	I	39	Chairman, Chief Executive Officer and Director	2012	2021	2024
Carl Daley	I	47	Director	2019	2021	2024
Robbert Vorhoff	I	42	Lead Director	2015	2021	2024
Srdjan Vukovic	I	38	Director	2015	2021	2024

Each nominee was recommended for re-election by the Nominating and Corporate Governance Committee for consideration by the Board and our shareholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.

The Board recommends that you vote “FOR” each of the director nominees.

Director Nominees to Serve for a Three-Year Term Expiring at the 2024 Annual Meeting

Mike Pykosz has served as our Chief Executive Officer and Chairman of our Board since he co-founded the Company in 2012. Prior to co-founding Oak Street Health, Mr. Pykosz was a Principal at Boston Consulting Group, a consulting firm, from 2007 until 2013. Mr. Pykosz received a J.D. from Harvard Law School and a B.S. in Biochemistry from the University of Notre Dame. Mr. Pykosz is a valuable member of our Board because of his experience in the health care industry and as the Company’s co-founder and Chief Executive Officer.

Carl Daley has been a member of our Board since 2019. Mr. Daley is the SVP Retail Strategy and Operations at Humana, a healthcare company, a position he has held since 2020. Prior to this, Mr. Daley was the SVP and Insurance Chief Financial Officer from 2017 until 2020, the Enterprise VP and Chief Audit Officer from 2014 until 2017 and the Director of Finance, Sr. Products, from 2011 until 2014 at Humana. Prior to that, Mr. Daley held various positions at Pricewaterhouse Coopers, an accounting and consulting firm, since 2000, with his last position being a Sr. Manager, Audit from 2010 until 2011. Mr. Daley received a Master’s degree and a B.S. in Accounting from the University of Kentucky. Mr. Daley is a valuable member of our Board because of his experience as an executive at a large healthcare company.

Robbert Vorhoff has been a member of our Board since 2015. Mr. Vorhoff is a Managing Director, Management Committee member and the Global Head of Healthcare at General Atlantic, an investment management firm, in New York City. Before joining General Atlantic in 2003, Mr. Vorhoff worked at Greenhill & Co., an investment bank, first in the mergers & acquisitions and restructuring advisory group, then in the private equity group, Greenhill Capital Partners. Mr. Vorhoff is currently a member of the board of several private healthcare companies, including Alignment Healthcare, Alternate Solutions Health Network, Doctor on Demand, Landmark Health, Marathon Health and OneOncology. Mr. Vorhoff previously was a member of the board of eviCore Healthcare, Align Networks and MedExpress. Mr. Vorhoff received a B.S. in Commerce with a concentration in Finance from the McIntire School of Commerce at the University of Virginia. Mr. Vorhoff is a valuable member of our Board because of his private equity experience and his experience on other healthcare companies’ boards.

Srdjan Vukovic has been a member of our Board since 2015. Mr. Vukovic is a Partner at Newlight Partners LP, an investment firm, where he has been employed since 2018. Prior to that Mr. Vukovic worked at Soros Fund Management, an investment firm, from 2006 until 2018, and prior to that, was an analyst at Merrill Lynch, a financial services firm. Mr. Vukovic currently serves on the board of several private companies, including Zing Health Holdings, Inc. Mr. Vukovic previously served on the board of Zenium Data Centers, until it was acquired in 2017, Narragansett Bay Insurance Company, until it was sold and became a wholly owned subsidiary of a publicly traded company, and on the boards of several private insurance companies. Mr. Vukovic received a B.S. in Finance and Actuarial Science from New York University. Mr. Vukovic is a valuable member of our Board because of his private equity experience and because of his experience on other companies’ boards.

Continuing Directors

Dr. Mohit Kaushal has been a member of our Board since 2016. Dr. Kaushal is a Senior Advisor at General Atlantic, where he started as a consultant in 2014, and an adjunct professor at Stanford University, a position he has held since 2014. Dr. Kaushal is also a Scholar in Residence at the Duke Margolis Center for Health Policy, a position he has held since 2016. Prior to this, Dr. Kaushal was a Visiting Scholar at The Brookings Institution, a research group, a Partner at Aberdare Ventures, a venture capital firm, from 2013 until 2014, and a Chief Strategy Officer and Executive Vice President of Business Development at West Health Investment Fund, a healthcare research company, from 2010 until 2013. Dr. Kaushal also worked with the Obama administration, where he was a member of the White House Health IT task force. Dr. Kaushal currently serves on the board of DFBH Healthcare Acquisition Corp., several private healthcare companies and several nonprofits. Dr. Kaushal previously served on the board of Universal American Corp., which was acquired by Wellcare Health Plans, Inc., a publicly traded healthcare company and several other private companies. Dr. Kaushal received an M.B.A. from Stanford Graduate School of Business, and an M.D. with distinction and B.Sc. from the Imperial College of Science, Technology and Medicine. Dr. Kaushal is a valuable member of our Board because of his experience in the healthcare industry and because of his experience on other healthcare companies’ boards.

Kim Keck has been a member of our Board since 2020. Ms. Keck is president and chief executive officer of the Blue Cross Blue Shield Association (BCBSA), a national federation of 36 independent, community-based and locally operated Blue Cross and Blue Shield companies, a position she has held since January 2021. Prior to joining BCBSA, she served as president and CEO of Blue Cross & Blue Shield of Rhode Island since 2016. Kim also held several leadership roles at Aetna, a healthcare company, from 2001 to 2016, including Senior Vice President from 2010 to 2016. Ms. Keck serves on the board of Evolent Health, Inc., a position she was appointed to in 2021. Ms. Keck served on the Board of Directors for Prime Therapeutics, and served as Board Chair from 2018 to 2020. Ms. Keck received a B.A. in Mathematics from Boston College and an MBA in Finance from the University of Connecticut and is a Chartered Financial Analyst. Ms. Keck is a valuable member of our Board because of her extensive leadership experience in the healthcare industry and her experience serving on another healthcare company’s board.

Paul Kusserow has been a member of our Board since 2018. Mr. Kusserow serves as the Chairman, Chief Executive Officer and President at Amedisys, Inc., a publicly traded home healthcare and hospice company, since 2014. Prior to Amedisys, Mr. Kusserow was the Vice Chairman and President of Alignment Healthcare, Inc., an integrated care management and Medicare Advantage plan, in 2014, and was the Senior Vice President, Chief Strategy, Innovation and Corporate Development Officer at Humana Inc., a publicly traded health insurance company, from 2009 through 2013. Prior to that, Mr. Kusserow was a Managing Director and Chief Investment Officer at Ziegler HealthVest Fund, a healthcare investment company, from 2007 until 2009. He started his career at McKinsey and Company, Inc. Mr. Kusserow currently serves on the boards of Amedisys, Picwell, Inc. and Matrix Medical Network. Mr. Kusserow previously served on the boards of New Century Health, Inc., Connecture Inc. and AxelaCare Holdings, Inc., as well as Availity, Inc. and Healthsense, Inc., where he was Chairman of both boards. Mr. Kusserow received a M.A. with honors in English literature and language from the University of Oxford, where he was a Rhodes Scholar, and a B.A. in Religious Studies from Wesleyan University, Phi Beta Kappa, where he was an Olin Fellow and Brown Scholar. Mr. Kusserow is a valuable member of our Board due to his experience as an executive at several large healthcare companies and as the CEO of a public healthcare services company.

Dr. Griffin Myers has served as our Chief Medical Officer and a member of our Board since he co-founded the Company in 2012. Dr. Myers is also a Research Associate at Harvard Medical School, a position he has held since 2018, an Adjunct Instructor in the Department of Emergency Medicine at Northwestern University’s Feinberg School of Medicine, a position he has held since 2014, a Health Innovations Fellow at think tank The Aspen Institute, a position he has held since 2018. Prior to this, Dr. Myers was a Scholar in the Presidential Leadership Scholars in 2017, was a Clinical Fellow at Harvard Medical School from 2010 until 2014, and a Project Leader at Boston Consulting Group from 2007 until 2010. Dr. Myers received an M.B.A. from the University of Chicago—Booth School of Business, an M.D. from the University of Chicago Pritzker School of Medicine and a B.S. in Chemistry from Davidson College. Dr. Myers is a valuable member of our Board because of his experience as the Company’s co-founder and Chief Medical Officer and because of his experience in the medical field.

Dr. Regina Benjamin has been a member of our Board since 2020. Dr. Benjamin is the former United States Surgeon General and a practicing family physician. In July 2009, Dr. Benjamin was appointed as the 18th United States Surgeon General and served a four-year term. During such period, Dr. Benjamin served as the Chair of the National Prevention, Health Promotion, and Public Health Council, which consists of 17 cabinet-level Federal agencies that released the first ever National Prevention Strategy, a roadmap for health. In addition, since September 2013, Dr. Benjamin has served as the NOLA.com/Times Picayune Endowed Chair in Public Health Sciences at Xavier University of Louisiana. Dr. Benjamin is the founder and CEO of BayouClinic, Inc., a Federally Qualified Health Center Look-Alike clinic in Alabama which Dr. Benjamin founded in 1990. Dr. Benjamin also currently serves on boards of directors of Kaiser Foundation Hospitals and Health Plan, a position she has held since 2015, as well as Ascension healthcare system and the national board of the March of Dimes. In addition, Dr. Benjamin currently serves on the board of Computer Programs and Systems, Inc., where she serves on its Nominating and Corporate Governance Committee, and ConvaTec Group plc, and, in the last five years, Dr. Benjamin served on the board of Diplomat Pharmacy Inc. and Alere Inc., where she also served on its Nominating and Corporate Governance Committee. Dr. Benjamin received a bachelor’s degree from Xavier University in New Orleans, an M.D. from the University of Alabama at Birmingham, and an M.B.A. from Tulane University. Dr. Benjamin is a valuable member of our Board due to her unique experience as United States Surgeon General, over 30 years of experience as a physician, and experience on the boards of other healthcare companies.

Cheryl Dorsey has been a member of our Board since 2020. Ms. Dorsey has been the president of Echoing Green, a global social venture fund, since 2002. Prior to this, Ms. Dorsey served as a White House Fellow from 1997 to 1998, serving as Special Assistant to the U.S. Secretary of Labor, advising the Clinton Administration on health care and other issues. She was later named Special Assistant to the Director of the Women’s Bureau of the U.S. Labor Department. She most recently served as Vice-Chair of the President’s Commission on White House Fellowships from 2009-2017, after serving as a team member of the Innovation and Civil Society subgroup of the Obama Presidential Transition’s Technology, Innovation, and Government Reform Policy Working Group. She was named one of “America’s Best Leaders” in 2009 by U.S. News & World Report and the Center for Public Leadership at the John F. Kennedy School of Government at Harvard University. For 2010 and 2011, she was named as one of The Nonprofit Times’ “Power and Influence Top 50.” Ms. Dorsey currently serves on the board of Northeast Bancorp and The Bridgespan Group. She is also an Advisory Council member of Accelerator for America. Ms. Dorsey is a valuable member of our Board due to her extensive leadership experience and her experience in the U.S. government.

Julie Klapstein has been a member of our Board since 2020. Ms. Klapstein was the founding Chief Executive Officer of Availity, LLC, a health information network optimizing the automated delivery of critical business and clinical information among healthcare stakeholders. Ms. Klapstein served as Availity’s Chief Executive Officer and board member from 2001 to 2011. She was the interim Chief Executive Officer at Medical Reimbursements of America, Inc., a private company, from February 2017 to June 2017. Ms. Klapstein has more than thirty years of experience in the healthcare information technology industry including executive roles at various healthcare companies. Ms. Klapstein currently serves on the boards of Amedisys, where she serves on the Governance and Quality committees, and where she is chair of the compensation committee, NextGen

Healthcare, where she is on the compensation committee, and Multiplan Corporation. She also currently serves on the board of directors for two private companies. Ms. Klapstein previously was a director for two public companies, Annie’s Homegrown/Annies, Inc. from January 2012 to September 2014, where she served on the Governance, Compensation, and Audit committees, and Standard Register Inc. from April 2011 to November 2014, where she served on the Governance, Compensation, and Audit committees. She also has been a director for multiple private companies. Ms. Klapstein received a bachelor’s degree from Portland State University in Portland, Oregon. Ms. Klapstein is a valuable member of our Board because of her extensive experience in management, specifically in the healthcare industry, knowledge of healthcare information technology and public company board experience.

Geoffrey Price has served as our Chief Operating Officer and a member of our Board since he co-founded the Company in 2012. Prior to co-founding Oak Street Health, Mr. Price was a Project Leader from 2012 until 2013 and a Consultant from 2010 to 2012 at Boston Consulting Group. Mr. Price received an M.B.A. from Harvard Business School and a B.S. in Engineering from the University of Illinois. Mr. Price is a valuable member of our Board because of his experience in the health care industry as the Company’s co-founder and Chief Operating Officer.

Independence Status

The listing standards of the New York Stock Exchange (the “NYSE”) require that, subject to specified exceptions described below under the subsection entitled “Controlled Company Status,” each member of a listed company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be independent and that Audit Committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board has also determined that Messrs. Vorhoff, Vukovic, Kaushal, Kusserow and Daley and Ms. Dorsey, Ms. Keck, Ms. Klapstein and Dr. Benjamin meet the requirements to be independent directors. In making this determination, our Board considered the relationships that each such non-employee director has with the Company and all other facts and circumstances that our Board deemed relevant in determining their independence, including beneficial ownership of our common stock.

Controlled Company Status

Until the consummation of our secondary offering in February 2021, the Lead Sponsors together controlled a majority of our outstanding common stock. As a result, we were a “controlled company” until the consummation of that secondary offering. Under NYSE rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of our common stock:

•	we have a board that is composed of a majority of “independent directors,” as defined under the rules of such exchange;

•	we have a compensation committee that is composed entirely of independent directors; and

•	we have a nominating and corporate governance committee that is composed entirely of independent directors.

As we were a controlled company, we were allowed to not have a majority of independent directors on our Board. In addition, our Compensation Committee and our Nominating and Corporate Governance Committee were not required to consist entirely of independent directors or be subject to annual performance evaluations. Because we ceased to be a controlled company as of February 2021, we will no longer be afforded this flexibility.

Board Meetings and Committees

We closed our IPO in August 2020. For the year ended December 31, 2020, our Board held two regular meetings. Our Audit Committee, Compensation Committee, Nominating and Corporate Governance

Committee and Compliance Committee were each formed in connection with our IPO and held four, five, one and two meetings, respectively during 2020. Our Quality Committee was formed in 2021 and has not yet met. In 2020, each director attended 100% of the meetings of the Board during such director’s tenure and substantially all of the total number of meetings held by any of the committees of the Board on which the director served. Paul Kusserow was unable to attend two Compensation Committee meetings due to immovable conflicts. Each other director attended 100% of the meetings held by the committees on which they served. Per our Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders and all or substantially all of the Board meetings and meetings of committees on which they serve.

Our Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Compliance Committee and a newly formed Quality Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Compliance Committee	Quality Committee
Mike Pykosz
Geoffrey Price					X
Dr. Griffin Myers
Dr. Regina Benjamin					X(chair)
Carl Daley
Cheryl Dorsey			X	X
Dr. Mohit Kaushal	X			X(Chair)
Kim Keck	X(Chair)				X
Julie Klapstein		X(Chair)		X
Paul Kusserow		X	X(Chair)
Robbert Vorhoff		X	X
Srdjan Vukovic	X	X

Audit Committee

The Audit Committee is responsible for, among other matters:

1)	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

2)	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

3)

discussing the scope and results of the audits with our independent registered public accounting firm and reviewing, with management and that accounting firm, our interim and year-end operating results;

4)	reviewing our policies on risk assessment and risk management;

5)

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

6)	reviewing the adequacy of our internal control over financial reporting;

7)	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

8)

recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

9)	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

10)	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;

11)	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

12)	reviewing and discussing with management and our independent registered public accounting firm our earnings releases and scripts.

Our Board has affirmatively determined that Ms. Keck and Dr. Kaushal meet the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and the NYSE rules. In addition, our Board has determined that Ms. Keck qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Mr. Vukovic is not independent for purposes of serving on our Audit Committee due to his affiliation with Newlight, one of our Lead Sponsors. We intend to continue to comply with the audit committee requirements of the SEC and the NYSE, which require that the Audit Committee be composed of independent directors within one year following our IPO. The written charter for our Audit Committee is available at our corporate website at investors.oakstreethealth.com. Our website is not part of this notice.

Compensation Committee

The Compensation Committee is responsible for, among other matters:

1)	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

2)	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

3)	reviewing and approving the compensation of our other executive officers;

4)	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

5)	conducting the independence assessment outlined in the NYSE rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

6)	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the NYSE;

7)	reviewing and establishing our overall management compensation, philosophy and policy;

8)	overseeing and administering our compensation and similar plans;

9)	reviewing and making recommendations to our Board with respect to director compensation; and

10)	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K.

Our board has affirmatively determined that Ms. Klapstein, Mr. Kusserow, Mr. Vorhoff and Mr. Vukovic each meet the definition of “independent director for purposes of serving on a Compensation committee. The Board has adopted a written charter for the Compensation Committee, which is available on our corporate website at investors.oakstreethealth.com. Our website is not part of this notice.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other matters:

1)	developing and recommending to our Board criteria for board and committee membership;

2)

subject to the rights of the Lead Sponsors under the Sponsor Director Nomination Agreement, identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

3)	developing and recommending to our Board best practices and corporate governance principles;

4)	developing and recommending to our Board a set of corporate governance guidelines; and

5)	reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board.

Our board has affirmatively determined that Mr. Kusserow, Ms. Dorsey and Mr. Vorhoff each meet the definition of “independent director” for purposes of serving on a Nominating and Governance Committee. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website at investors.oakstreethealth.com. Our website is not part of this notice.

Compliance Committee

The Compliance Committee is responsible for, among other matters:

1)	identifying, reviewing and analyzing laws and regulations applicable to the Company;

2)	recommending to the Board, and monitoring the implementation of, compliance programs, policies and procedures that comply with local, state and federal laws, regulations and guidelines;

3)	reviewing significant compliance risk areas identified by management;

4)	discussing periodically with management the adequacy and effectiveness of policies and procedures to assess, monitor, and manage non-financial compliance business risk and compliance programs;

5)	monitoring compliance with, authorizing waivers of, investigating alleged breaches of and enforcing the Company’s non-financial compliance programs; and

6)	reviewing Company procedures for the receipt, retention and treatment of complaints received regarding non-financial compliance matters.

Quality Committee

The Quality Committee is responsible for, among other matters:

1)	monitoring and providing leadership with respect to the quality of care provided in our centers;

2)	monitoring and evaluating patient safety programs and initiatives;

3)

reviewing and discussing with senior management the adequacy and effectiveness of the Company’s quality of care and patient safety programs and initiatives and consider recommendations for improvement thereof; and

4)

receiving reports from senior management as frequently as appropriate summarizing significant (a) deviations from the Company’s quality of care and patient safety standards; (b) corrective and preventative actions and (c) other matters deemed relevant by the Quality Committee.

Board Leadership Structure

The following section describes our Board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices. The mix of experienced independent, Lead Sponsor-affiliated and management directors that make up our Board, along with the role of our Chairman and our Board committee composition, benefits Oak Street and its shareholders.

Independence; Board Mix

Our Board has an effective mix of independent and management directors. Our Board includes nine independent directors and three members of management, including our current Chairman, Mike Pykosz.

Chairman and Lead Director

The Chairman of the Board, Mr. Pykosz, also serves as our Chief Executive Officer. The Board believes that combining the Chairman and Chief Executive officer roles is the most appropriate structure for Oak Street Health at this time because (i) this structure has had a longstanding history with Oak Street Health, which the Board believes has served our shareholders well through various economic cycles and business challenges; (ii) the Board believes Mr. Pykosz’s unique business experience and history with Oak Street Health makes it appropriate for him to serve in both capacities; and (iii) the Board believes its corporate government processes and committee structures preserve Board independence by ensuring independent discussions among directors and independent evaluation of, and communications with, members of senior management such that separation of the Chairman and Chief Executive Officer roles is unnecessary at this time.

The Board believes that it will be beneficial to Oak Street Health and its shareholders to designate one of the directors as a Lead Director. The Lead Director serves a variety of roles including presiding at the executive sessions of independent directors and at all other meetings of the Board at which the Chairman of the Board is not present and calling an executive session of non-employee directors at any time, consistent with our Corporate Governance Guidelines. Robbert Vorhoff is our Lead Director.

Hedging Transactions

Pursuant to a written policy, we prohibit our employees, directors and officers from engaging in hedging transactions, including hedging or monetization transaction mechanisms including such as the use of financial instruments including, for example, prepaid variable forwards, equity swaps, collars and exchange funds. Additionally, directors, officers and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Risk Oversight

Our Board as a whole and through its committees oversees our risk management program, which is designed to identify, evaluate, and respond to our high priority risks and opportunities, with senior management regularly reporting on areas of material risk. Our Board regularly reviews information regarding our strategy, finances, liquidity, operations, legal, compliance and regulatory developments, and our competitive environment, as well as the risks related to these matters. Our management, including our executive officers, is primarily responsible for managing the risks associated with the operation and business of our company and provides regular updates to the Board Committees and the full board on the risk management program and reports on the identified high priority risks and opportunities.

•

The Audit Committee oversees the management of risks related to financial reporting and monitors the annual internal audit risk assessment, which identifies and prioritizes risks related to our internal controls in order to develop internal audit plans for future fiscal years.

•

The Nominating and Governance Committee oversees the management of risks associated with the independence of the members of our Board, managing conflicts of interest and other governance related matters.

•	The Compensation Committee oversees risks relating to our compensation plans and arrangements.

•	The Compliance Committee focuses on risks arising out of the extensive Medicare and other healthcare regulations that govern our operations and our relationships with our patients. Like the Audit

Committee, the Compliance Committee also periodically meets with members of our information technology department to assess information security risks (including cybersecurity risks) and to evaluate the status of our cybersecurity efforts, which include a broad range of tools and training initiatives that are designed to work together to protect the data and systems used in our business.

•	The Quality Committee focuses on risks arising from the quality of care provided to our patients and the health and safety aspects of our clinical operations.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our Code of Conduct is available on our website atinvestors.oakstreethealth.com/governance/governance-documents/. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website.

Meetings of Non-Management Directors

In accordance with our Corporate Governance Guidelines, the non-management directors have the opportunity to meet in executive session without members of management as often as they deem appropriate, but at a minimum do so annually.

Compensation Committee Interlocks and Insider Participation

No interlocking relationships exist between the members of our Board and the Board or compensation committee of any other company.

Communications by Shareholders and Other Interested Parties with the Board

Shareholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-management or non-Lead Sponsor directors as a group, by sending regular mail to:

Oak Street Health, Inc.

30 W. Monroe Street, Suite 1200

Chicago, Illinois 60603

ATTN: Board of Directors

c/o Chief Legal Officer and Secretary

Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. Oak Street will receive the communications and process them before forwarding them to the addressee. Oak Street may also refer communications to other departments within Oak Street. Oak Street generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Oak Street.

EXECUTIVE OFFICERS

Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of Oak Street as of March 11, 2021:

Name	Age	Position

Mike Pykosz	39	Chief Executive Officer, Chairman and Director

Geoffrey Price	39	Chief Operating Officer and Director

Dr. Griffin Myers	39	Chief Medical Officer and Director

Timothy Cook	39	Chief Financial Officer

Brian Clem	38	President

Robert Guenthner	49	Chief Legal Officer

Mike Pykosz is the Chief Executive Officer and the Chairman of our Board. His biography can be found above under “Board of Directors and Corporate Governance – Director Nominees to Serve for a Three-Year Term Expiring at the 2024 Annual Meeting.”

Geoffrey Price is the Chief Operating Officer and a member of our Board. His biography can be found above under “Board of Directors and Corporate Governance – Continuing Directors.”

Dr. Griffin Myers is the Chief Medical Officer and a member of our Board. His biography can be found above under “Board of Directors and Corporate Governance – Continuing Directors.”

Timothy Cook has served as our Chief Financial Officer since 2019. Prior to his position at Oak Street Health, Mr. Cook was the Chief Financial Officer of eviCore healthcare, a medical benefit management company that was acquired by Express Scripts Holdings in 2017, from 2016 until 2019. Prior to that, Mr. Cook was a Vice President—Healthcare at General Atlantic from 2010 to 2016, and he served in other financial consulting roles prior to that. Mr. Cook received an M.B.A. from Columbia Business School and a B.S. in Business Administration, Finance/ Economics from the University of Richmond.

Brian Clem has served as President of Oak Street Health since 2019, having joined the company in 2015 as a Divisional Vice President. Prior to joining Oak Street Health, Brian led the Medicare Advantage business from 2013 until 2015 at IU Health Plans, which is part of the Indiana University Health system. Prior to 2013, Brian served in leadership roles at Eli Lilly & Co., a global pharmaceutical company, beginning in 2004. Brian received an M.B.A. from Stanford University’s Graduate School of Business and a B.A. in Economics from Wabash College.

Rob Guenthner has served as our Chief Legal Officer since 2018. Prior to his role at Oak Street Health, Mr. Guenthner was the Senior Vice President and Chief Legal Officer from 2014 until 2017 at National Surgical Healthcare, an operator of surgical facilities that merged with the publicly traded Surgery Partners, Inc. in 2017. Prior to 2014, Mr. Guenthner was a partner at Dentons, a multi-national law firm and its predecessor firms, beginning in 2005. Mr. Guenthner received a J.D. and M.B.A. from Washington University in St. Louis and a B.S. in Finance and Marketing from the University of Dayton.

EXECUTIVE AND DIRECTOR COMPENSATION

Unless we state otherwise or the context otherwise requires, in this Executive Compensation section the terms “Oak Street Health,” “we,” “us,” “our” and the “Company” refer to Oak Street Health LLC for the period up to our IPO in August 2020, and for all periods following our IPO in August 2020, to Oak Street Health, Inc.

This section discusses the material components of the executive compensation program for our Chief Executive Officer and our two other most highly compensated officers, who we refer to as our “Named Executive Officers.” This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.

Named Executive Officers

Our Chief Executive Officer and our two other most highly compensated officers for the year ended December 31, 2020, who we refer to as our “Named Executive Officers,” are

Named Executive Officer	Position

Mike Pykosz	Chief Executive Officer

Geoffrey Price	Chief Operating Officer

Dr. Griffin Myers	Chief Medical Officer

Executive Compensation

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our Named Executive Officers for the past two fiscal years.

Name and principal position	Year	Salary	Bonus(1)	Option awards(2)	Stock Awards(3)	Nonequity incentive plan compensation(4)	All Other Compensation(5)	Total
Mike Pykosz, Chief Executive Officer
	2020	$579,319	$—	$25,339,908	$47,225,364	$392,700	$11,400	$73,548,692
	2019	$474,731	$—	$1,270,274	$—	$637,560	$11,200	$2,393,765
Geoffrey Price, Chief Operating Officer
	2020	$526,654	$51,145	$15,393,149	$37,211,619	$306,000	$11,400	$53,499,967
	2019	$439,255	$—	$1,018,761	$—	$454,783	$11,200	$1,923,999
Dr. Griffin Myers, Chief Medical Officer
	2020	$458,189	$—	$9,154,283	$30,663,929	$266,200	$11,400	$40,554,021
	2019	$380,295	$—	$754,011	$—	$279,485	$1,500	$1,415,291

(1)	The amount represents a discretionary bonus granted to Mr. Price in 2020.
(2)

For 2019, the amounts reported in this column represent the grant date fair value of the incentive units granted to the Named Executive Officers in 2019 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, Topic 718 (“Topic 718”). All incentive units granted to the Named Executive Officers in 2019 were converted to common stock and options to purchase our commons stock at the time of the Organizational Transactions. For 2020, the amounts reported represent the grant date fair value of stock options granted to the Named Executive Officers in 2020 as a part of the pre-IPO equity conversion. The assumptions used in calculating the grant date fair value of the stock options reported in this column pursuant to Topic 718 are set forth in Note 2 to the consolidated financial statements included elsewhere in this prospectus. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be ultimately realized by the Named Executive Officers for the incentive units. See “—Equity Incentives—Equity Incentive Plan.”
(3)

The amounts reported in this column represent the grant date fair value of (i) restricted stock units granted to the Named Executive Officers in 2020 and (ii) restricted common stock granted to the Named Executive Officers in 2020 as a part of the pre-IPO equity conversion. Of the dollar value reported in this column, approximately $26.0 million for each of Messrs. Pykosz, Price and Myers represents restricted common stock that was issued in the Organizational Transactions as part of the pre-IPO equity conversion of incentive units that had been granted prior to 2020 with modified vesting terms. At the time of grant, these pre-IPO incentive units had a grant date fair value of $233,971. The assumptions used in calculating the grant date fair value of the restricted stock units and restricted common stock pursuant to Topic 718 reported in this column are set forth in Note 2 to the consolidated financial statements included elsewhere in this prospectus.

(4)

Amounts represents the estimated amount earned by each of our Named Executive Officers under the performance-based cash incentive bonus provided for in their employment agreements. See “—Employment, Severance and Change in Control Arrangements—Employment Agreements.”

(5)	Amount represents matching contributions under our 401(k) plan.

Outstanding Equity Awards at 2020 Fiscal Year End

The following table summarizes, for each of the Named Executive Officers, the number of shares of our common stock underlying outstanding equity awards held as of December 31, 2020.

	Options								Stock Awards
Name	Grant Date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)
Mike Pykosz	8/5/2020	(1)	414,054	4,705,397	$21.00	8/5/2030
	8/10/2020	(2)					5,881,566	$359,716,576
	8/10/2020	(3)					48	$2,936
Geoff Price	8/5/2020	(4)	390,467	2,613,575	$21.00	8/5/2030
	8/10/2020	(5)					3,817,437	$233,474,447
	8/10/2020	(3)					48	$2,936
Dr. Griffin Myers	8/5/2020	(6)	365,632	1,311,780	$21.00	8/5/2030
	8/10/2020	(7)					2,494,258	$152,548,819
	8/10/2020	(3)					48	$2,936

(1)

Represents an award of stock options granted to Mr. Pykosz on August 5, 2020 as part of the pre-IPO equity conversion of his unvested incentive units. The unvested stock options will vest and become exercisable as follows, subject to continuous service through each vesting date: 125,462 on January 1, 2021; 7,348 on January 3, 2021; 17,146 on January 23, 2021; 848 on February 15, 2021; 2,907 on February 18, 2021; 7,348 on April 3, 2021; 17,146 on April 23, 2021; 848 on May 15, 2021; 2,907 on May 18, 2021; 825,100 on June 11, 2021; 17,146 on July 23, 2021; 848 on August 15, 2021; 2,907 on August 18, 2021; 206,275 on September 11, 2021; 17,146 on October 23, 2021; 848 on November 15, 2021; 206,275 on December 11, 2021; 167,633 on January 1, 2022; 17,146 on January 23, 2022; 848 on February 15, 2022; 206,275 on March 11, 2022; 17,146 on April 23, 2022; 848 on May 15, 2022; 206,275 on June 11, 2022; 17,146 on July 23, 2022; 443,534 on August 5, 2022; 848 on August 15, 2022; 206,275 on September 11, 2022; 848 on November 15, 2022; 206,275 on December 11, 2022; 167,633 on January 1, 2023; 848 on February 15,

2023; 206,275 on March 11, 2023; 848 on May 15, 2023; 206,275 on June 11, 2023; 13,556 on June 14, 2023; 353,262 on August 5, 2023; 206,275 on each of September 11, 2023, December 11, 2023 and March 11, 2024 and 206,273 on June 11, 2024.
(2)

Represents an award of restricted shares granted to Mr. Pykosz on August 10, 2020 as part of the pre-IPO equity conversion of his unvested incentive units. The unvested restricted shares vest as follows, subject to continuous service through each vesting date: 518,946 on January 1, 2021 (of which 253,439 are held in the Michael Pykosz Gift Trust); 17,839 on January 3, 2021; 41,624 on January 23, 2021; 2,058 on February 15, 2021; 7,027 on February 18, 2021; 17,839 on April 3, 2021; 41,624 on April 23, 2021; 2,058 on May 15, 2021; 7,027 on May 18, 2021; 778,828 on June 11, 2021; 41,624 on July 23, 2021; 2,058 on August 15, 2021; 7,027 on August 18, 2021; 194,707 on September 11, 2021; 41,624 on October 23, 2021; 2,058 on November 15, 2021; 194,707 on December 11, 2021; 159,570 on January 1, 2022; 41,624 on January 23, 2022; 2,058 on February 15, 2022; 194,707 on March 11, 2022; 41,624 on April 23, 2022; 2,058 on May 15, 2022; 194,707 on June 11, 2022; 41,624 on July 23, 2022; 1,207,417 on August 10, 2022; 2,058 on August 15, 2022; 194,707 on September 11, 2022; 2,058 on November 15, 2022; 194,707 on December 11, 2022; 159,570 on January 1, 2023; 2,058 on February 15, 2023; 194,707 on March 11, 2023; 2,058 on May 15, 2023; 194,707 on June 11, 2023; 32,906 on June 14, 2023; 319,139 on August 10, 2023; 194,707 on each of September 11, 2023, December 11, 2023 and March 11, 2024 and 194,706 on June 11, 2024

(3)	Represents an award of restricted stock units that vests on the second anniversary of the grant date, subject to continuous service through the vesting date.
(4)

Represents an award of stock options granted to Mr. Price on August 5, 2020 as part of the pre-IPO equity conversion of his unvested incentive units. The unvested stock options will vest and become exercisable as follows, subject to continuous service through each vesting date: 97,744 on January 1, 2021; 7,348 on January 3, 2021; 17,145 on January 23, 2021; 848 on February 15, 2021; 2,907 on February 18, 2021; 7,348 on April 3, 2021; 17,145 on April 23, 2021; 848 on May 15, 2021; 2,907 on May 18, 2021; 346,109 on June 11, 2021; 17,145 on July 23, 2021; 848 on August 15, 2021; 2,907 on August 18, 2021; 86,527 on September 11, 2021; 17,145 on October 23, 2021; 848 on November 15, 2021; 86,527 on December 11, 2021; 130,597 on January 1, 2022; 17,145 on January 23, 2022; 848 on February 15, 2022; 86,527 on March 11, 2022; 17,145 on April 23, 2022; 848 on May 15, 2022; 86,527 on June 11, 2022; 17,145 on July 23, 2022; 443,537 on August 5, 2022; 848 on August 15, 2022; 86,527 on September 11, 2022; 848 on November 15, 2022; 86,527 on December 11, 2022; 130,597 on January 1, 2023; 848 on February 15, 2023; 86,527 on March 11, 2023; 848 on May 15, 2023; 86,527 on June 11, 2023; 13,556 on June 14, 2023; 261,195 on August 5, 2023; 86,527 on each of September 11, 2023, December 11, 2023 and March 11, 2024 and 86,531 on June 11, 2024.

(5)

Represents an award of restricted shares granted to Mr. Price on August 10, 2020 as part of the pre-IPO equity conversion of his unvested incentive units. The unvested restricted shares vest as follows, subject to continuous service through each vesting date: 404,296 on January 1, 2021; 17,839 on January 3, 2021; 41,624 on January 23, 2021; 2,058 on February 15, 2021; 7,027 on February 18, 2021; 17,839 on April 3, 2021; 41,624 on April 23, 2021; 2,058 on May 15, 2021; 7,027 on May 18, 2021; 326,699 on June 11, 2021; 41,624 on July 23, 2021; 2,058 on August 15, 2021; 7,027 on August 18, 2021; 81,675 on September 11, 2021; 41,624 on October 23, 2021; 2,058 on November 15, 2021; 81,675 on December 11, 2021; 124,316 on January 1, 2022; 41,624 on January 23, 2022; 2,058 on February 15, 2022; 81,675 on March 11, 2022; 41,624 on April 23, 2022; 2,058 on May 15, 2022; 81,675 on June 11, 2022; 41,624 on July 23, 2022; 1,207,419 on August 10, 2022; 2,058 on August 15, 2022; 81,675 on September 11, 2022; 2,058 on November 15, 2022; 81,675 on December 11, 2022; 124,316 on January 1, 2023; 2,058 on February 15, 2023; 81,675 on March 11, 2023; 2,058 on May 15, 2023; 81,675 on June 11, 2023; 32,906 on June 14, 2023; 248,633 on August 10, 2023; 81,675 on each of September 11, 2023, December 11, 2023 and March 11, 2024 and 81,672 on June 11, 2024.

(6)

Represents an award of stock options granted to Dr. Myers on August 5, 2020 as part of the pre-IPO equity conversion of his unvested incentive units. The unvested stock options will vest and become exercisable as follows, subject to continuous service through each vesting date: 68,567 on January 1, 2021; 7,348 on January 3, 2021; 17,145 on January 23, 2021; 848 on February 15, 2021; 2,907 on February 18, 2021; 7,348 on April 3, 2021; 17,145 on April 23, 2021; 848 on May 15, 2021; 2,907 on May 18, 2021; 66,939 on

June 11, 2021; 17,145 on July 23, 2021; 848 on August 15, 2021; 2,907 on August 18, 2021; 16,735 on September 11, 2021; 17,145 on October 23, 2021; 848 on November 15, 2021; 16,735 on December 11, 2021; 91,613 on January 1, 2022; 17,145 on January 23, 2022; 848 on February 15, 2022; 16,735 on March 11, 2022; 17,145 on April 23, 2022; 848 on May 15, 2022; 16,735 on June 11, 2022; 17,145 on July 23, 2022; 443,537 on August 5, 2022; 848 on August 15, 2022; 16,735 on September 11, 2022; 848 on November 15, 2022; 16,735 on December 11, 2022; 91,613 on January 1, 2023; 848 on February 15, 2023; 16,735 on March 11, 2023; 848 on May 15, 2023; 16,735 on June 11, 2023; 13,556 on June 14, 2023; 183,226 on August 5, 2023; 16,735 on each of September 11, 2023, December 11, 2023 and March 11, 2024 and 16,732 on June 11, 2024.
(7)

Represents an award of restricted shares granted to Dr. Myers on August 10, 2020 as part of the pre-IPO equity conversion of his unvested incentive units. The unvested restricted shares vest as follows, subject to continuous service through each vesting date: 283,611 on January 1, 2021; 17,839 on January 3, 2021; 41,624 on January 23, 2021; 2,058 on February 15, 2021; 7,027 on February 18, 2021; 17,839 on April 3, 2021; 41,624 on April 23, 2021; 2,058 on May 15, 2021; 7,027 on May 18, 2021; 63,185 on June 11, 2021; 41,624 on July 23, 2021; 2,058 on August 15, 2021; 7,027 on August 18, 2021; 15,796 on September 11, 2021; 41,624 on October 23, 2021; 2,058 on November 15, 2021; 15,796 on December 11, 2021; 87,207 on January 1, 2022; 41,624 on January 23, 2022; 2,058 on February 15, 2022; 15,796 on March 11, 2022; 41,624 on April 23, 2022; 2,058 on May 15, 2022; 15,796 on June 11, 2022; 41,624 on July 23, 2022; 1,207,417 on August 10, 2022; 2,058 on August 15, 2022; 15,796 on September 11, 2022; 2,058 on November 15, 2022; 15,796 on December 11, 2022; 87,207 on January 1, 2023; 2,058 on February 15, 2023; 15,796 on March 11, 2023; 2,058 on May 15, 2023; 15,796 on June 11, 2023; 32,908 on June 14, 2023; 174,414 on August 10, 2023; 15,796 on each of September 11, 2023, December 11, 2023 and March 11, 2024 and 15,798 on June 11, 2024.

Emerging Growth Company Status

As an emerging growth company we are exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Employment, Severance and Change in Control Arrangements

Employment Agreements

We have entered into an employment agreement with each of our Named Executive Officers, providing for at-will employment and setting forth each executive’s initial annual base salary and target and maximum bonus opportunity, among other terms and conditions. Each Named Executive Officer’s employment agreement contains a non-competition and non-solicitation clause.

Each of our employment agreements with Mr. Pykosz, Mr. Price and Dr. Myers provides for an annual base salary of $220,000 starting in 2016 and an annual cash incentive with target and maximum opportunities equal to 50.0% and 100.0% of base salary, respectively.

Mr. Pykosz’s base salary for 2020 was $579,319, Mr. Price’s base salary for 2020 was $526,654, and Dr. Myers’ base salary for 2020 was $458,189. For 2020, Mr. Pykosz’s bonus earned for 2020 was $392,700, Mr. Price’s bonus earned for 2020 was $306,000 and Dr. Myers’ bonus earned for 2020 was $266,220. Our annual cash incentive is described further under the heading “—Non-Equity Incentive Compensation” below.

The employment agreements provide that upon a termination of the Named Executive Officer’s employment by us for any reason other than for “cause”, or if the Named Executive Officer terminates his employment for “good reason”, each as defined therein, subject to the execution and delivery of a release of all claims arising out of the Named Executive Officer’s termination, each of Mr. Pykosz, Mr. Price and Dr. Myers will receive for not less than one year and up to three years, a monthly benefit equal to 1/12 of the annualized average of the last three years of his respective base salary plus bonus. The employment agreements include non-competition and non-solicitation covenants that continue for up to three years after termination of employment as long as the Company continues paying severance. After the first, and before the third, anniversary of the date of termination, the Company may terminate its obligation to pay continued monthly benefits under these agreements by notifying the executive that the non-compete and non-solicit provisions of the agreement no longer apply.

Non-Equity Incentive Compensation

For 2020, our Named Executive Officers were eligible to receive annual cash incentive awards. Performance was assessed against goals and targets that were established for the fiscal year by our Board in the first quarter of 2020. Each performance goal was assigned a “target” level of performance and certain of the performance goals for 2020 included a “stretch” level at which the award opportunity was capped. Achievement of the target performance level would earn the target award, and achievement at or above the stretch performance level (where applicable) would earn a multiple of the target opportunity. Achievements falling below the target or between the target and stretch levels would result in a pro-rated payout. The performance goals used to determine cash incentive awards for 2020 were based on EBITDA targets and at-risk patient count targets.

Equity Incentive Compensation

Prior to our IPO, we granted service-based and performance-based incentive units intended to be treated as “profits interests” for federal income tax purposes to our officers, directors, employees, consultants and independent contractors and those of our subsidiaries. Upon the Organizational Transactions, all incentive units were converted into shares of our common stock or options to purchase our common stock. To the extent an incentive unit award was subject to vesting, the common stock and options to purchase common stock issued upon conversion continued to be subject to the same vesting schedule. In connection with the IPO, we adopted the Omnibus Incentive Plan (“2020 Plan”). The 2020 Plan provides for the grant of stock options, stock appreciation rights, restricted shares, dividend equivalents, other stock-based awards (including RSUs) and performance awards intended to align the interests of participants with those of our shareholders.

In connection with and following the IPO, we granted time-based restricted stock units, restricted common stock and stock options to our Named Executive Officers under the 2020 Plan. The restricted stock units and options generally vest based on continued service at a rate of 25% each year, over the requisite service period, which is generally four years. The vesting schedules for the time-based restricted stock units and stock options are described in more detail above under the “Outstanding Equity Awards at 2020 Fiscal Year End” table.

In addition, our Board also adopted the 2020 Employee Stock Purchase Plan (“ESPP”). The ESPP authorizes the grant of options to employees that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code. Each offering period is approximately six months in duration commencing on January and July 1 of each year and terminating on June 30 or December 31. The ESPP allows participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation. The purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the grant date or purchase date. As of December 31, 2020, no shares of common stock have been purchased under our ESPP.

401(k) Plan

We maintain a tax-qualified retirement plan that provides all regular employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to applicable annual limits under the Code. The Company makes a matching contribution on 100% of employee deferrals up to four percent of the eligible employee’s compensation. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals and matching contributions are 100% vested at all times. As a U.S. tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

Non-Employee Director Compensation

In August 2020, we adopted a director compensation policy pursuant to which our non-employee directors are eligible to receive compensation for service on our Board and committees of our Board. Pursuant to the policy, directors will receive an annual retainer of $50,000 and an annual grant of RSUs under the 2020 Plan with a grant date fair market value of $200,000. The RSUs vest in a single installment on the one year anniversary of the grant date.

Fiscal Year 2020 Director Compensation Table

Name	Fees Earned or Paid in Cash(1)	Stock Award		Option Award(2)	Total
Carl Daley	—	—		—	—
Mohit Kaushal	$12,500	$2,271,225	(3)	$64,114	$2,347,839
Kim Keck	$12,500	$3,539,900	(4)	$757,172	$4,309,572
Paul Kusserow	$12,500	$1,026,565	(3)	$156,820	$1,195,885
Robbert Vorhoff	—	—		—	—
Srdjan Vukovic	—	—		—	—
Cheryl Dorsey	$12,500	$200,004	(5)	—	$212,504
Julie Klapstein	$12,500	$200,004	(5)	—	$212,504
Dr. Regina Benjamin	$12,500	$199,971	(5)	—	$212,471

(1)	Represents fees earned with respect to the fourth quarter of 2020, which will be paid to the applicable non-employee directors in the first quarter of 2021.
(2)

Represents the aggregate grant date fair value of stock options granted as part of the pre-IPO equity conversion of unvested incentive units. The assumptions used in calculating the grant date fair value of the awards reported pursuant to Topic 718 are set forth in Note 2 to the consolidated financial statements included elsewhere in this prospectus.

(3)

Represents the aggregate grant date fair value of restricted stock units granted in 2020 and restricted shares granted as part of the pre-IPO equity conversion of their unvested incentive units. Of the dollar value reported in this column, $2,071,221 represents restricted common stock that was issued in the Organizational Transactions as part of the pre-IPO equity conversion of incentive units that had been granted prior to 2020 with modified vesting terms. At the time of grant, these pre-IPO incentive units had a grant date fair value of $24,004. The assumptions used in calculating the grant date fair value of the awards reported pursuant to Topic 718 are set forth in Note 2 to the consolidated financial statements included elsewhere in this prospectus.

(4)

On October 2, 2020, the Board awarded Ms. Keck 70,000 restricted stock units in connection with Ms. Keck’s services to the Board, contingent upon obtaining shareholder approval of the award. The assumptions used in calculating the grant date fair value of the awards reported pursuant to Topic 718 are set forth in Note 2 to the consolidated financial statements included elsewhere in this prospectus.

(5)

Represents the grant date fair value of restricted stock units granted in 2020. Of the dollar value reported in this column, $1,103,765 represents restricted common stock that was issued in the Organizational Transactions as part of the pre-IPO equity conversion of incentive units that had been granted prior to 2020 with modified vesting terms. At the time of grant, these pre-IPO incentive units had a grant date fair value of $12,800. The assumptions used in calculating the grant date fair value of the awards reported pursuant to Topic 718 are set forth in Note 2 to the consolidated financial statements included elsewhere in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies for Approval of Related Party Transactions

We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under our Related Party Transactions Policy, our Audit Committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:

•	the related person’s relationship to us and interest in the transaction;

•	whether the transaction was undertaken in the ordinary course of business of the Company;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the benefits to us of the proposed transaction and the purpose of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit Committee determines in good faith.

In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

All of the transactions described below were entered into prior to the adoption of the Company’s written Related Party Transactions Policy, but all were approved by our Board considering similar factors to those described above.

Related Party Transactions

Other than compensation arrangements for our directors and named executive officers, which are described in the sections of this prospectus titled “Board of Directors and Corporate Governance” and “Executive Compensation,” below we describe transactions during the last fiscal year to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Relationships with Humana

In September 2018, we issued 850,629 investor units (which were Investor Units III-D) to Humana for $50 million. Our affiliated medical groups also have capitation contracts with Humana. Total capitated revenues related to the Humana payor contracts was $385.7 million for the year ended December 31, 2020. Receivables from Humana represented $65.7 million of the capitated accounts receivable balance at December 31, 2020.

We have also entered into certain lease arrangements with Humana, which accounted for approximately $2.9 million of the total operating lease rental payments for the year ended December 31, 2020.

Additionally, we have recognized approximately $3.2 million in other patient service revenue from Humana in the year ended December 31, 2020 related to care coordination payments. Our agreements with Humana also contain a license fee that is payable by us to Humana on a monthly basis. The license fee is a reimbursement to Humana for its costs of owning or leasing and maintaining the centers, including rental payments, center maintenance or repair expenses, equipment expenses, special assessments, cost of upgrades, taxes, leasehold improvements, and other expenses identified by Humana. The total license fees paid to Humana during the years ended December 31, 2020 were approximately $2.7 million and are included in cost of care expenses.

Tender Offer

On March 30, 2020, we announced an offer to purchase for cash (the “2020 Tender Offer”) of up to $20 million of eligible units at a purchase price of $156.29 per eligible unit. The 2020 Tender Offer expired on April 27, 2020 with 107,208 founders’ units and 23,790 profits interests/ incentive units being tendered. On April 27, 2020, we purchased all eligible units, other than profits interests subject to a hurdle value, at a price of $156.29 per eligible unit net to the sellers in cash, without interest. We purchased profits interests that had a hurdle value at a price for each profits interests equal to the excess of $156.29 over the per profits interests amount of that hurdle value net to the sellers in cash, without interest. The 2020 Tender Offer was not conditioned on any minimum number of eligible units being tendered. The purchase price offered in the 2020 Tender Offer for eligible units was the same for all classes of eligible units (other than profits interests subject to a hurdle value), even though their relative priorities in distributions may differ. Eligible units that we acquired pursuant to the 2020 Tender Offer were cancelled and retired.

Consulting Arrangement with an Immediate Family Member of Our Chief Executive Officer

Carolyn Rose, the sister of Michael Pykosz, a member of our Board of Directors and our Chief Executive Officer, has provided us contracted legal services. Ms. Rose received total cash compensation from us of $464,910 during the year ended December 31, 2020. This amount included a portion of services rendered in 2019 and not invoiced until 2020. In addition, Ms. Rose received 19,777 in common shares, 60,343 in restricted stock and 14,869 options as part of the Organizational Transactions. Ms. Rose’s compensation was based on reference to external market practice of similar positions for consultants or employees who were not related to the Chief Executive Officer. Ms. Rose was also eligible for equity awards on the same general terms and conditions as applicable to consultants and employees in similar positions who were not related to the Chief Executive Officer.

Relationship with Blue Cross Blue Shield of Rhode Island

Blue Cross Blue Shield of Rhode Island (“BCBSRI”) owns 49.9% of our joint venture, OSH-RI, LLC, and one of our Board members served as president and CEO of BCBSRI through the year ended December 31, 2020. BCBSRI contributed $5.9 million and $3.5 million to the joint venture for the years ended December 31, 2020 and 2018, respectively. Total capitated revenue associated with the BCBSRI payor contract were $11.3 million for the year ended December 31, 2020. Capitated receivables from BCBSRI represented $10.0 million of the capitated accounts receivable balance at December 31, 2020.

Total medical claims expenses related to the BCBSRI payor contract were $10.6 million for the year ended December 31, 2020. Unpaid claims related to these capitated contracts represented $11.1 million of the liability for unpaid claims balances at December 31, 2020.

Relationship with Zing Healthcare

One of our Board members is an employee of Newlight Partners LP, which is one of our Lead Sponsors. Newlight Partners LP has a direct ownership interest in Zing Health and our director also serves as a director of Zing Health. The Company entered into a capitated contract with Zing Health during 2020. Total capitated revenue associated with the Zing Health payor contract were $2.2 million for the year ended December 31, 2020. Capitated receivables from Zing Health represented $0.2 million of the capitated accounts receivable balance at December 31, 2020.

Total medical claims expenses related to the Zing Health payor contract were $1.7 million for the year ended December 31, 2020. Unpaid claims related to these capitated contracts represented $0.7 million of the liability for unpaid claims balances at December 31, 2020.Director Nomination Agreements

For information about our Director Nomination Agreements, see “Board of Directors and Corporate Governance — Director Nomination Agreements.”

Registration Rights Agreement

We are party to a registration rights agreement with the Lead Sponsors. The Lead Sponsors are entitled to request that we register the Lead Sponsors’ shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may in certain circumstances be “shelf registrations.” The Lead Sponsors are also entitled to participate in certain of our registered offerings, subject to the restrictions in the registration rights agreement. We will pay the Lead Sponsors’ expenses in connection with the Lead Sponsors’ exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our common stock held (directly or indirectly) by the Lead Sponsors and their affiliates and (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, split or combination of securities, conversion, or any recapitalization, merger, consolidation or other reorganization (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act of 1933, as amended distributed to the direct or indirect partners or members of an investor, except as permitted by the registration rights agreement or repurchased by us or our subsidiaries. In addition, any Registrable Securities held by a person other than the Lead Sponsors and their affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.

Indemnification of Officers and Directors

We are party to indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of March 11, 2021 for:

•	each person or group known to us who beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

Each shareholder’s percentage ownership is based on 240,757,609 shares of common stock outstanding as of March 11, 2021. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or restricted stock units (“RSUs”) that are currently exercisable or exercisable or will vest within 60 days of March 11, 2021 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Oak Street Health, Inc., 30 W. Monroe Street, Suite 1200, Chicago, Illinois 60603. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Number of shares	Footnote		Percentage
5% Shareholders:
General Atlantic	68,645,164	(1)		28.5%
Newlight	45,301,209	(2)		18.8%
Humana	12,645,235	(3)		5.3%
Directors and Named Executive Officers:
Mike Pykosz	9,860,178	(4	)(9)	4.1%
Geoffrey Price	4,572,083	(5	)(10)	1.9%
Dr. Griffin Myers	6,582,258	(6	)(11)	2.7%
Carl Daley	—			—
Dr. Mohit Kaushal	185,740	(7)		*
Kim Keck	5,000			*
Paul Kusserow	471,617	(8)		*
Robbert Vorhoff	—			—
Srdjan Vukovic	—			—
Cheryl Dorsey	—			—
Julie Klapstein	—			—
Dr. Regina Benjamin	—			—
Directors and Executive Officers (15 Individuals)	24,543,687	(12)		10.1%

(1)

As reported on the Form 4 filed February 16, 2021, includes 68,645,164 shares owned by General Atlantic (OSH) Interholdco, L.P. (“OSH Interholdco”). The limited partners of OSH Interholdco are General Atlantic Partners 93, L.P., a Delaware limited partnership (“GAP 93”), General Atlantic Partners 100, L.P., a Delaware limited partnership (“GAP 100”), GAP Coinvestments CDA, L.P., a Delaware limited partnership (“GAPCO CDA”), GAP Coinvestments III, LLC, a Delaware limited liability company (“GAPCO III”),

GAP Coinvestments IV, LLC, a Delaware limited liability company (“GAPCO IV”), and GAP Coinvestments V, LLC, a Delaware limited liability company (“GAPCO V” and, together with GAP 93, GAP 100, GAPCO CDA, GAPCO III and GAPCO IV, the “GA Funds”). General Atlantic GenPar, L.P. (“GA GenPar”) is the general partner of GAP 93 and GAP 100. General Atlantic (SPV) GP, LLC (“GA SPV”) is the general partner of OSH Interholdco. General Atlantic LLC (“GA LLC”) is the general partner of GA GenPar and GAPCO CDA, the managing member of GAPCO III, GAPCO IV and GAPCO V, and the sole member of GA SPV. There are nine members of the management committee of GA LLC (the “GA Management Committee”). Mr. Vorhoff is a member of the GA Management Committee and is a Managing Director of GA LLC. OSH Interholdco, GAP 93, GAP 100, GAPCO CDA, GAPCO III, GAPCO IV, GAPCO V, GA GenPar, GA SPV and GA LLC (collectively, the “GA Group”) are a “group” within the meaning of Rule 13d-5 of the Exchange Act. Each of the members of the GA Management Committee disclaims ownership of the shares except to the extent he has a pecuniary interest therein. The business address of Mr. Vorhoff and the GA Group is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055.
(2)

As reported on the Form 4 filed February 18, 2021, includes 45,301,209 shares owned by a newly formed SPV (“Newlight Harbour Point SPV”). Newlight Partners LP controls Newlight Harbour Point SPV and serves as the exclusive investment manager to its client in respect of the shares held by Newlight Harbour Point SPV (the “Newlight Shares”). The general partner of Newlight Partners is Newlight GP LLC (“Newlight”), which is controlled by David Wassong and Ravi Yadav. In such capacities, each of the entities and individuals referenced in this paragraph may also be deemed to be the beneficial owners having shared voting power and shared investment power with respect to the Newlight Shares as described above. The business address of Newlight Partners LP is 320 Park Avenue, New York, NY 10022.

(3)	The mailing address of Humana, Inc. is 500 W. Main Street, Louisville, KY 40202.
(4)	Includes 5,303,157 restricted shares subject to time-based vesting and 575,113 options that are currently exercisable or are exercisable within 60 days of March 11, 2021.
(5)	Includes 3,353,630 restricted shares subject to time-based vesting and 523,807 options that are currently exercisable or are exercisable within 60 days of March 11, 2021.
(6)	Includes 2,151,136 restricted shares subject to time-based vesting and 469,795 options that are currently exercisable or are exercisable within 60 days of March 11, 2021.
(7)	Includes 97,634 restricted shares subject to time-based vesting and 219 options that are currently exercisable or are exercisable within 60 days of March 11, 2021.
(8)	Includes 72,412 restricted shares subject to time-based vesting and 6,564 options that are currently exercisable or are exercisable within 60 days of March 11, 2021.
(9)	Includes 958,325 shares held by the Michael Pykosz Gift Trust and 250,000 shares held by the Lindsey Pykosz Revocable Gift Trust.
(10)	Includes 230,887 shares held by the Price-Uhl Living Trust U/A dtd 11/4/20.
(11)	All shares held by the Griffin R. Myers Revocable Trust u/a/d 5/26/2020.
(12)	Includes 13,188,589 restricted shares subject to time-based vesting and 1,747,285 options that are currently exercisable or are exercisable within 60 days of March 11, 2021.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and certain officers, as well as persons who beneficially own more than 10% of the outstanding shares of common stock, to file reports regarding their initial stock ownership and subsequent changes to their ownership with the SEC.

Based solely on a review of the reports filed for fiscal year 2020 and related written representations, we believe that all Section 16(a) reports were filed on a timely basis, except for a late filing of:

•	one Form 4 by Regina Benjamin which reported the receipt of common stock;

•	one Form 4 by Brian Clem which reported ten transactions relating to the acquisition of options pursuant to the Organizational Transactions;

•	one Form 4 by James Chow which reported eight transactions relating to the acquisition of options pursuant to the Organizational Transactions;

•	one Form 4 by Timothy Cook which reported five transactions relating to the acquisition of options pursuant to the Organizational Transactions;

•

one Form 4 by Robert Guenthner which reported seven transactions relating to the acquisition of options pursuant to the Organizational Transactions, which was subsequently amended to also include a purchase of shares;

•

one Form 4 by Cynthia Hiskes which reported six transactions relating to the acquisition of options pursuant to the Organizational Transactions, which was subsequently amended to also include a purchase of shares;

•

one Form 4 by Tamara Jurgenson which reported nine transactions relating to the acquisition of options pursuant to the Organizational Transactions, which was subsequently amended to also include a purchase of shares;

•	one Form 4 by Mohit Kaushal which reported three transactions relating to the acquisition of options pursuant to the Organizational Transactions;

•	one Form 4 by Mohit Kaushal which reported a disposition of options;

•	one amended Form 4 by Julie Klapstein which reported a purchase of common stock;

•	one amended Form 4 by Kim Keck which reported receipt of options pursuant to the Organizational Transactions;

•	one Form 4 by Kim Keck which reported a purchase of common stock;

•

one Form 4 by Paul Kusserow which reported three transactions relating to the acquisition of options pursuant to the Organizational Transactions, which was subsequently amended to also include a purchase of shares;

•	one Form 4 by Griffin Myers which reported eleven transactions relating to the acquisition of options pursuant to the Organizational Transactions;

•	one Form 4 by Geoffrey Price which reported eleven transactions relating to the acquisition of options pursuant to the Organizational Transactions; and

•	one Form 4 by Michael Pykosz which reported thirteen transactions relating to the acquisition of options pursuant to the Organizational Transactions.

PROPOSAL 2 – ADVISORY VOTE REGARDING RETENTION OF THE CLASSIFIED STRUCTURE OF OUR BOARD

Background of the Proposal

In accordance with our Certificate, and as permitted under the General Corporation Law of the State of Delaware (the “DGCL”), our Board is divided into three classes. Our current classified Board structure has been in place since our IPO. At each annual meeting of shareholders, commencing with this 2021 Annual Meeting, each director is elected to serve a term of three years, with each director’s term expiring at the third succeeding annual meeting of shareholders held after the director’s election. The directors designated as Class I have terms expiring at the 2021 Annual Meeting; the directors designated as Class II have terms expiring at the 2022 annual meeting of shareholders; and the directors designated as Class III have terms expiring at the 2023 annual meeting of shareholders.

At the time of our IPO, the Board believed that a classified Board structure was an important piece of the Company’s governance structure in order to promote continuity and stability, and was in the best interests of the Company and its shareholders. The Board also believed that the classified Board structure would protect the Company against unfair or abusive takeover practices following the IPO and, given the nature of the Company (as discussed in more detail below), protect the long-term value of the Company. At the same time, the Board recognized that some investors may view classified boards as having the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to elect all directors on an annual basis. Accordingly, at this Annual Meeting, the Company is asking our shareholders to vote, on an advisory basis, whether to retain the classified Board structure.

If this proposal is approved by the holders of a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting, then the Company will retain a classified Board. However, if a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting vote against the proposal, then this proposal would not by itself declassify or begin the declassification of the Board. Instead, rejection of the proposal would only advise the Board that a majority of our shareholders voting at the Annual Meeting desire to end the classified Board structure. Consistent with its fiduciary duties, if shareholders vote against this proposal, the Board will reevaluate its position with respect to our classified Board structure. This reevaluation would include considering the percentage of shareholders voting against this proposal. An affirmative vote of not less than 66 2⁄3% of the then outstanding shares of the Company entitled to vote at a duly held meeting is required to amend our Certificate to declassify the Board. If shareholders representing less than 66 2⁄3% of outstanding common stock reject this proposal, then the Board will likely not take additional steps to declassify the Board.

If 66 2⁄3% of our shareholders vote against this proposal and the Board determines that the declassification of the Board is in the best interests of the Company and its shareholders, then the Board will include a proposal in the proxy statement for the 2022 annual meeting of shareholders to amend the Certificate to declassify the Board. An amendment to the Certificate must first be approved by the Board and then approved by the affirmative vote of not less than 66 2⁄3% of the then outstanding shares of the Company entitled to vote at a duly held meeting.

The amendment to the Certificate would provide for the phased-in elimination of the classified structure of the Board over a three-year period commencing with the 2023 annual meeting of shareholders. To comply with Delaware law, the amendment of the Certificate would not change the unexpired three-year terms of directors elected prior to the effectiveness of the amendment (including directors elected at the 2021 and 2022 annual meeting of shareholders). This would result in the Board being fully declassified (and all Board members standing for annual elections) commencing with the 2025 annual meeting of shareholders.

Starting at the 2023 annual meeting of shareholders, directors would be elected to one-year terms, and until their successors are duly elected and qualified. Therefore, beginning with the 2025 annual meeting of shareholders, the entire Board would stand for election.

Additionally, under Delaware law, unless otherwise provided in a company’s certificate of incorporation, directors serving on a classified board may only be removed by shareholders for cause, while directors serving on a non-classified board may be removed by shareholders with or without cause. As a result, approval of an amendment to declassify the Board would also result in an amendment to the Certificate to give our shareholders the ability to remove a director from the Board with or without cause from and after the 2025 annual meeting of shareholders (at which point the Board will be fully declassified).

Board’s Recommendation to Shareholders

The Board regularly reviews the corporate governance policies and practices of the Company to determine whether they are appropriate and will advance the Board’s and management’s goal of maximizing long-term shareholder value. As part of that review, the Board considered whether the Board’s current structure continues to be advisable. The Board evaluated both the advantages and disadvantages of maintaining a classified Board structure, and determined that the classified Board structure continues to be in the best interests of the Company and our shareholders following the IPO for the following reasons set forth below:

Long-Term Strategic Thinking and Consistency with Investment Horizons. We believe that the Company’s current board structure allows its directors to develop a deeper familiarity of the Company’s business following the IPO and encourages long-term, strategic thinking, which enhances long-term shareholder value. Such a long-term strategic approach is particularly critical for the Company given our planned expansion over the next several years that we believe will create long-term shareholder value. Thus, we believe three-year terms on a staggered basis are appropriate and consistent with an investment horizon for a company such as ours, and that our shareholders are best served by director terms that reflect the long-term nature of our business.

Continuity and Stability from Institutional Knowledge. We believe that three-year terms promote continuity and foster an appropriate institutional memory among directors and a deep knowledge of the business and competitive environment. The Board believed this at the time of our IPO and continues to believe this today. Experienced directors who are knowledgeable about the Company’s complex business environment are a valuable resource and are better positioned to make decisions that are in the best interests of the Company and our shareholders. Staggered terms give the Company’s new directors an opportunity to gain knowledge about the Company’s business from its continuing directors. If all directors were elected annually, the Board could be composed entirely of directors who were unfamiliar with the Company and its business strategies. This could jeopardize our long-term strategies and growth plans.

Accountability to Shareholders. Under the DGCL, all of our directors are required to uphold their fiduciary duties to our shareholders, regardless of how often they stand for election. Under our classified Board structure, a majority of directors will stand for election during any two-year period. The Board has implemented broad measures to ensure accountability of our directors, including the adoption of our Code of Conduct. In addition, the Board requires an annual self-assessment of the performance of the Board and its committees, which is led by the Nominating and Corporate Governance Committee. This committee also considers the performance of each current director when determining whether or not to recommend the nomination of such director for an additional term. Additionally, any director, or the entire Board, may be removed from office if there is “cause” for removal, subject to the terms of the Certificate. As a result, Oak Street benefits from the stability and continuity of a classified Board structure, while retaining meaningful director accountability.

Protecting Shareholder Value in the Event of an Unsolicited Acquisition Offer. The Company’s current board structure reduces its vulnerability to potentially unfair and abusive takeover tactics and encourages potential acquirers to negotiate with the Board. We believe that the classified Board structure may improve the relative bargaining power of the Company on behalf of its shareholders by providing leverage to negotiate for higher value bids or pursue third party suitors who may be able to offer a higher value. A classified board structure does not preclude unsolicited acquisition proposals. However, by eliminating the threat of imminent removal, it allows the Board to maximize the value of a potential acquisition by giving the Company time and bargaining leverage to evaluate and negotiate the adequacy and fairness of any takeover proposal and to consider alternatives, including the continued operation of the Company’s business.

The Board recommends that you vote, on an advisory basis, “FOR” the retention of our classified Board structure.

PROPOSAL 3 – ADVISORY VOTE REGARDING RETENTION OF THE SUPERMAJORITY VOTING STANDARDS IN OUR CHARTER AND BYLAWS

Background of the Proposal

Our Certificate and our amended and restated bylaws (our “Bylaws”) provide that our Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our Bylaws without a shareholder vote in any matter not inconsistent with the DGCL and our Certificate. Any amendment, alteration, rescission or repeal of our bylaws by our shareholders will require the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our Certificate provides that the following provisions in our Certificate may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66 2⁄3% supermajority vote for shareholders to amend our Bylaws;

•	the provisions providing for a classified board of directors (the election and term of our directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding entering into business combinations with interested shareholders;

•	the provisions regarding shareholder action by written consent;

•	the provisions regarding calling special meetings of shareholders;

•	the provisions regarding filling vacancies on our Board and newly created directorships;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director;

•	the provision establishing the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2⁄3% supermajority vote.

In addition, our Certificate provides that directors may be removed with or without cause upon the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon; provided, however, that at any time when the Lead Sponsors beneficially own, in the aggregate, less than 40% of our common stock then outstanding, all directors, including those nominated by a Lead Sponsor, may be removed only for cause upon the affirmative vote of at least 66 2⁄3% of the voting power of our outstanding shares of stock entitled to vote thereon.

At the time of our IPO, the Board believed that the supermajority voting standards under our Certificate and Bylaws were an important piece of the Company’s governance structure to safeguard the long-term interests of the Company and its shareholders. At the same time, the Board recognized that some investors may view the supermajority voting standards as a means of blocking initiatives supported by shareholders, but blocked by a status quo management. Accordingly, at the Annual Meeting, the Company is asking our shareholders to vote, on an advisory basis, whether to retain the supermajority voting standards.

If this proposal is approved by the holders of a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting, then the Company will retain the supermajority voting standards. Conversely, if a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting vote against the proposal, then this proposal would not by itself remove the supermajority voting standards. Instead, rejection of the proposal would only advise the Board that a majority of our shareholders voting at the Annual Meeting desire to eliminate the supermajority voting standards. Consistent with its fiduciary duties, if shareholders vote against this proposal, the Board will reevaluate its position with respect to the retention of the supermajority voting standards. This reevaluation would include considering the percentage of shareholders voting against this proposal. An affirmative vote of not less than 66 2⁄3% of the then outstanding shares of the Company entitled to vote at a duly held meeting is required to amend the Certificate to remove the supermajority voting standards. If shareholders representing less than 66 2⁄3% of outstanding common stock reject this proposal, then the Board will likely not take additional steps to remove the supermajority voting standards.

If a majority of our shareholders vote against this proposal and the Board determines that the elimination of the supermajority voting standards are in the best interests of the Company and its shareholders, then the Board will include a proposal in the proxy statement for the 2022 annual meeting of shareholders to amend our Certificate and Bylaws to eliminate the supermajority voting standards. An amendment to the Certificate and Bylaws must first be approved by the Board and then approved by the affirmative vote of not less than 66 2⁄3% of the then outstanding shares of the Company entitled to vote at a duly held meeting. If such amendment was approved, the Certificate and Bylaws would be amended immediately thereafter to remove the supermajority voting standards.

If shareholders representing less than 66 2⁄3% of outstanding common stock reject this proposal, then the Board will likely not take additional steps to remove the supermajority voting standards.

Board’s Recommendation to Shareholders

The Board regularly reviews the corporate governance policies and practices of the Company to determine whether they are appropriate and will advance the Board’s and management’s goal of maximizing long-term shareholder value. As part of that review, the Board considered whether retention of the supermajority voting standards continues to be advisable. The Board evaluated both the advantages and disadvantages of maintaining the supermajority voting standards, and determined that retaining the supermajority voting standards continues to be in the best interests of the Company and our shareholders following the IPO for the following reasons:

•

the supermajority voting standards under our Certificate and Bylaws are appropriately limited and necessary with application only to extraordinary transactions and fundamental changes to corporate governance;

•	Delaware law permits supermajority voting requirements and a number of publicly-traded companies have adopted these provisions to preserve and maximize long-term value for all shareholders;

•

the Board believes that the supermajority vote requirements protect shareholders, particularly minority shareholders, against the potentially self-interested actions of short-term investors and, without these provisions, it would be possible for a group of short-term shareholders to approve an extraordinary transaction that is not in the best interest of the Company and opposed by nearly half of the Company’s shareholders;

•

these provisions mitigate the risks presented by a group of short-term shareholders, who may (i) only own their shares as of a voting record date or may have hedged their economic exposure and (ii) act in their own self-interests to the detriment of other shareholders;

•

these supermajority voting requirements encourage potential acquirers to deal directly with the Board, which in turn enhances the Board’s ability to consider the long-term interests of all shareholders; and

•

these supermajority voting requirements protect the ability of the Board to evaluate proposed offers, to consider alternatives, and to protect shareholders against abusive tactics during a takeover process.

The Board recommends that you vote, on an advisory basis, “FOR” the retention of the supermajority voting standards in our Certificate and Bylaws.

PROPOSAL 4 – RATIFICATION OF AWARD OF RESTRICTED STOCK UNITS TO DIRECTOR KIM KECK

On October 2, 2020, the Board awarded independent director Kim Keck 70,000 restricted stock units in connection with Ms. Keck’s services on the Board, contingent upon obtaining shareholder approval of the award at our next annual meeting of shareholders. The restricted stock units are subject to vesting as described below. If this proposal is approved by the holders of a majority of shares of the Company’s common stock voting on the proposal at the Annual Meeting, then the restricted stock units will be settled by issuing 70,000 shares of the Company’s common stock, par value $0.001 per share to Ms. Keck. If shareholders representing a majority of outstanding common stock reject this proposal, the 70,000 restricted stock units awarded to Ms. Keck will be cancelled for no consideration.

The restricted stock units will become earned and payable as follows, as long as Ms. Keck does not have a Separation from Service (as defined in the 2020 Plan) before the applicable date:

Date	RSUs Earned and Payable
02/21/2021	17,500
05/21/2021	4,375
08/21/2021	4,375
11/21/2021	4,375
02/21/2022	4,375
05/21/2022	4,375
08/21/2022	4,375
11/21/2022	4,375
02/21/2023	4,375
05/21/2023	4,375
08/21/2023	4,375
11/21/2023	4,375
02/21/2024	4,375
TOTAL	70,000

The Board recommends that you vote “FOR” the ratification of the award of restricted stock units to director Kim Keck.

PROPOSAL 5 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021. Services provided to the Company and its subsidiaries by Ernst & Young LLP for the year ended December 31, 2020 are described below and under “Audit Committee Report.”

Fees and Services

The following table summarizes the aggregate fees for professional audit services and other services rendered by Ernst & Young LLP for the years ended December 31, 2020 and 2019:

	2020	2019
Audit Fees	$1,623,000	$2,171,350

The Audit fees listed above were billed in connection with the audit of our annual consolidated financial statements in our Annual Report on Form 10-K, the reviews of our interim consolidated financial statements included in our quarterly reports on Forms 10-Q and other professional services related to our statutory audit and IPO, including in relation to our registration statement on Form S-1. There were no Audit-Related, Tax or other fees in 2019 or 2020.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Oak Street management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services, regardless of cost, to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee may consider the amount or range of estimated fees as a factor in determining whether a proposed service would impair the registered public accounting firm’s independence. Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Company’s Chief Financial Officer or the Vice President of Accounting and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s and the PCAOB’s rules on registered public accounting firm independence.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management the Audit Committee’s responsibilities to pre-approve services performed by the independent registered public accounting firm.

The Audit Committee approved all services provided by Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires affirmative votes from the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote. If Oak Street’s shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in Oak Street’s best interests to do so.

The Audit Committee and the Board recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2021.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee is composed of two independent directors (as defined by the NYSE Listing Standards) and since its formation in connection with our IPO in August 2020, met three times in 2020. Our Audit Committee operates under a written charter, which is posted on our website at investors.oakstreethealth.com. As provided in the Certificate, the Audit Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee

•	reviewed and discussed the audited financial statements for the year ended December 31, 2020 with our management;

•

discussed with our independent auditors, Ernst & Young LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•

received the written disclosures and the letter from the Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020.

Respectfully submitted by:

Kim Keck

Mohit Kaushal

Srdjan Vukovic

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

INCORPORATION BY REFERENCE

The Audit Committee Report shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this document.

AVAILABILITY OF SEC FILINGS, CODE OF CONDUCT AND COMMITTEE CHARTERS

Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Code of Conduct, Corporate Governance Guidelines and the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our Common Stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, investors.oakstreethealth.com, or may be requested in print, at no cost, by email at investors.oakstreethealth.com or by mail at Oak Street Health, Inc., 30 W. Monroe Street, Suite 1200, Chicago, Illinois 60603, Attention: Investor Relations.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. Our website address is investors.oakstreethealth.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

COST OF PROXY SOLICITATION

Oak Street is paying the expenses of this solicitation. Oak Street will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and Oak Street will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of Oak Street may solicit proxies in person or by telephone, facsimile, email or other similar means.

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT!

PLEASE VOTE BY:

INTERNET

Go To: www.proxypush.com/OSH
• Cast your vote online
• Have your Proxy Card ready.
• Follow the simple instructions to record your vote.
PHONE
Call 1-866-892-1716
• Use any touch-tone telephone, 24 hours a day, 7 days a week.
• Have your Proxy Card ready.
• Follow the simple recorded instructions.
MAIL
• Mark, sign and date your Proxy Card.
• Fold and return your Proxy Card Form in the postage-paid envelope provided.

Go Green! To receive documents via e-mail, simply go to: www.companyurl.com

CONTROL NUMBER
Oak Street Health, Inc.
Annual Meeting of Stockholders	<— Please fold here — Do not separate —>
For Stockholders as of March 11, 2021

TIME:	Wednesday, May 05, 2021 08:30 AM, Local Time
PLACE:	Annual Meeting to be held live via the Internet - please visit
www.proxydocs.com/OSH for more details

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Oak Street Health, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2021 Mediant Communications Inc. All Rights Reserved

Oak Street Health, Inc.

Annual Meeting of Stockholders

Please make your marks like this: ☒ Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL(S) 1, 2, 3, 4, 5.

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.	Election of Directors
		FOR	WITHHOLD
	To vote for all directors mark here:	☐

	1.01 Robbert Vorhoff	☐	☐		FOR

	1.02 Srdjan Vukovic	☐	☐		FOR

	1.03 Mike Pykosz	☐	☐		FOR

	1.04 Carl Daley	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	An advisory vote, of the retention of our classified Board structure;	☐	☐	☐	FOR

3.	An advisory vote, of the retention of the supermajority voting standards in the Oak Street Amended and Restated Certificate of Incorporation and the Oak Street Amended and Restated Bylaws;	☐	☐	☐	FOR

4.	Ratification of an award of restricted stock units to director Kim Keck; and	☐	☐	☐	FOR

5.	Ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2021.	☐	☐	☐	FOR

You must register to attend the meeting online and/or participate at the email address indicated.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date